Vapotherm Reports Third Quarter 2022 Financial Results

EXETER, New Hampshire, November 2, 2022 / Business Wire / -- Vapotherm, Inc. (NYSE: VAPO), (“Vapotherm” or the “Company”), today announced third quarter 2022 financial results.

Third Quarter 2022 Summary

•
Total revenue for the third quarter of 2022 was $13.5 million, an increase of 4.4% over the second quarter of 2022
•
U.S. disposables revenue of $9.5 million reflects a 19.6% increase over U.S. disposables revenue of $7.9 million in the second quarter of 2022
•
Cost structure has been streamlined which will result in a decrease in Non-GAAP cash operating expenses from $100 million in 2021 to $60 million to $62 million in 2023
•
Move of manufacturing operations from New Hampshire to Mexico is on track

“Our revenue increased sequentially from the second quarter to the third quarter which is not typical given the seasonality in our business,” said Joseph Army, President and CEO. “Growth was driven primarily by consistent monthly improvement in U.S. disposables turn rates, reaching 60% of the three-year pre-COVID historical average in the third quarter, and the ongoing launch of our new product platform HVT 2.0. In addition, we executed on our path to profitability initiatives and completed actions to decrease our annual cash operating expense from $100 million in 2021 to $60 million to $62 million in 2023 while still preserving future growth drivers. We are on track to complete the move of operations to Mexico by year-end which we believe will improve our gross margins to 60% once we work through our higher costed inventory and initial production builds.”

Results for the Three Months September 30, 2022

The following table reflects the Company’s net revenue for the three months ended September 30, 2022 and 2021:

	Three Months Ended September 30,
	2022		2021		Change
	(in thousands, except percentages)
	Amount	% of Revenue	Amount	% of Revenue	$	%
Revenue
Capital (product & lease revenue)	$1,993	14.7%	$15,113	39.7%	$(13,120)	(86.8)%
Disposables	9,463	69.9%	21,674	56.9%	(12,211)	(56.3)%
Service and other	2,089	15.4%	1,328	3.4%	761	57.3%
Total net revenue	$13,545	100.0%	$38,115	100.0%	$(24,570)	(64.5)%

Net revenue for the third quarter of 2022 was $13.5 million. Capital and disposables revenue were lower in the third quarter of 2022 as the Delta related COVID surge in the third quarter of 2021 drove significant worldwide demand for the Company’s products, which did not repeat itself in the current quarter. Worldwide disposables revenue in the third quarter of 2021 grew 66.2% over the third quarter of 2020.

Revenue information by geography is summarized as follows:

	Three Months Ended September 30,
	2022		2021		Change
	(in thousands, except percentages)
	Amount	% of Revenue	Amount	% of Revenue	$	%
United States	$11,063	81.7%	$32,950	86.4%	$(21,887)	(66.4)%
International	2,482	18.3%	5,165	13.6%	(2,683)	(51.9)%
Total net revenue	$13,545	100.0%	$38,115	100.0%	$(24,570)	(64.5)%

Gross profit and gross margin for the third quarter of 2022 was $1.9 million and 13.8%, respectively. In the third quarter of 2022, gross margin was negatively impacted by inventory reserves, write-offs related to the transition from the Precision Flow platform to the HVT 2.0 platform and lower revenue and production levels. Excluding the impact of inventory reserves and write-offs related to the transition from the Precision Flow product platform to the HVT 2.0 platform, gross margin would have been 29.5%.

Total operating expenses were $24.8 million in the third quarter of 2022, a decrease of $6.9 million as compared to the same period last year. Non-GAAP cash operating expenses, excluding impairment charges, loss on disposal of property and equipment, depreciation and amortization, stock-based compensation expense, severance accruals recorded and change in the value of contingent consideration, were $19.5 million in the third quarter of 2022 compared to $30.6 million in the third quarter of 2021 and $21.7 million in the second quarter of 2022. The decreases in operating expenses and Non-GAAP cash operating expenses were primarily due to cost saving measures in connection with the Company’s path-to-profitability initiatives. Operating expenses in the third quarter of 2022 include a non-cash impairment charge of $2.1 million related to the operating lease right-of-use assets, property and equipment recorded in connection with the Company’s decision to cease future commercial investments in Vapotherm Access and RespirCare funding.

Net loss for the third quarter of 2022 was $26.2 million, or $0.98 per share, compared to $13.6 million, or $0.52 per share, in the third quarter of 2021. Net loss per share was based on 26,697,226 and 25,987,648 weighted average shares outstanding for the third quarter of 2022 and 2021, respectively. Net loss for the third quarter of 2022 includes a non-cash impairment charge of $2.1 million related to the long-lived assets recorded in connection with the acquisitions of HGE and RespirCare.

Adjusted EBITDA was negative $17.7 million for the third quarter of 2022 as compared to negative $10.7 million for the third quarter of 2021. The increase in Adjusted EBITDA loss was primarily due to lower revenue and gross margin on a year over year basis.

Cash Position

Cash and cash equivalents were $28.7 million as of September 30, 2022 compared to $49.9 million as of June 30, 2022. The decrease in cash in the third quarter of 2022 was due to the net loss.

Fiscal 2022 Outlook

For fiscal 2022, the Company expects net revenue to be in the range of $64 million to $66 million. This guidance reflects a light flu season which typically begins in the fourth quarter in the U.S. This guidance does not reflect any significant COVID impact. The Company’s guidance assumes U.S. disposable utilization rates of 60% of the three-year pre-COVID historical average for the fourth quarter which is consistent with what the Company saw in the third quarter. The Company’s guidance assumes 70-75% of the worldwide fourth quarter 2022 revenue will be driven by disposables revenue and 25-30% from capital, service, and other revenue. The Company expects U.S. revenue to account for 80% of total worldwide revenue in the fourth quarter. The decrease in revenue guidance from guidance provided last quarter was due to third quarter results, near-term headwinds in the form of longer worldwide capital equipment sales cycles and the elimination of commercial investments in Vapotherm Access and RespirCare.

For fiscal 2022, gross margin is expected to be in the range of 22% to 24%, a decrease from the previous range of 30% to 32% due to inventory reserves and write-offs related to the transition from our Precision Flow product to HVT 2.0 and lower revenue and production levels.

For fiscal 2022, operating expenses excluding impairment charges are expected to be in the range of $94 million to $96 million, a decrease from the previous range of $97 million to $100 million.

For fiscal 2022, operating expenses excluding impairment charges, depreciation and amortization, stock-based compensation expense, change in the value of contingent consideration and the impact of severance accruals are expected to be in the range of $83 million to $85 million, a decrease from the previous range of $84 million to $86 million. The Company expects fourth quarter of 2022 operating expenses excluding impairment charges, depreciation and amortization, stock-based compensation expense, change in the value of contingent consideration and the impact of severance accruals of between $16 million to $18 million.

The Company is evaluating various capital raising options while it continues to execute on its path-to-profitability initiative which includes converting $20 million of excess inventory into cash as it increases its inventory turn rates to 4 turns/year, which the Company has demonstrated in the past. The Company believes the combination of additional capital and converting of up to $20 million of inventory into cash will allow the Company to fund its business through 2023 and get it to Adjusted EBITDA positive in the fourth quarter of 2023.

Conference Call

Management will host a conference call at 4:30 p.m. Eastern Time on November 2, 2022 to discuss the results of the quarter with a question and answer session. To listen to the conference call on your telephone, please dial +1 (888) 330-2391 for U.S. callers, or +1 (240) 789-2702 for international callers, approximately ten minutes prior to the start time and reference conference code 6585549. To listen to a live webcast, please visit the Investors section of the Vapotherm website at: http://investors.vapotherm.com/events-and-presentations/events. The webcast replay will be available on the Vapotherm website for 12 months following completion of the call. A replay of this conference call will be available by telephone through November 9, 2022 by dialing +1 (800) 770-2030 in the U.S. or +1 (647) 362-9199 outside of the U.S. The replay access code is 6585549.

Website Information

Vapotherm routinely posts important information for investors on the Investor Relations section of its website, http://investors.vapotherm.com/. Vapotherm intends to use this website as a means of disclosing material, non-public information and for complying with Vapotherm’s disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of Vapotherm’s website, in addition to following Vapotherm’s press releases, Securities and Exchange Commission filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, Vapotherm’s website is not incorporated by reference into, and is not a part of, this document.

Non-GAAP Financial Measures

This press release includes non-GAAP financial measures, including EBITDA, Adjusted EBITDA, operating expenses excluding impairment charges, loss on disposal of property and equipment, depreciation and amortization, stock-based compensation expense, change in the value of contingent consideration and the impact of severance accruals recorded, which non-GAAP measures differ from financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). EBITDA represents net loss less interest expense, net, income tax provision or benefit, and depreciation and amortization, and Adjusted EBITDA represents EBITDA as adjusted for the impact of foreign currency loss or gain, change in fair value of contingent consideration, stock-based compensation expense, and impairment of long lived and intangible assets. Since these adjustments to the GAAP measures are highly variable, difficult to predict and of a size that could have substantial impact on Vapotherm’s reported results of operations for a period, Vapotherm cannot provide without unreasonable effort a quantitative reconciliation to the most directly comparable GAAP measures for its 2022 financial guidance regarding operating expenses, excluding impairment charges, and operating expenses, excluding impairment charges, depreciation and amortization, stock-based compensation expense, change in the value of contingent consideration, loss on disposal of property and equipment and the impact of severance accruals. The Company has reconciled all historical non-GAAP financial measures with the most directly comparable GAAP financial measures in tables accompanying this release.

These non-GAAP financial measures are presented because the Company believes they are useful indicators of its operating performance. Management uses Adjusted EBITDA and non-GAAP operating expenses, excluding certain items, as measures of the Company’s operating performance and for planning purposes, including the preparation of the Company’s annual operating budget and financial projections. The Company believes these measures are useful to investors as supplemental information because they are frequently used by analysts, investors and other interested parties to evaluate companies in its industry. The Company believes Adjusted EBITDA is useful to its management and investors as a measure of comparative operating performance from period to period.

These non-GAAP financial measures should not be considered alternatives to, or superior to, net income or loss as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP. They should not be construed to imply that the Company’s future results will be unaffected by unusual or non-recurring items. In addition, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as tax payments, debt service requirements, capital expenditures and certain other cash costs that may recur in the future. Adjusted EBITDA contains certain other limitations, including the failure to reflect our capital expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized. In evaluating Adjusted EBITDA, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of Adjusted EBITDA should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by primarily relying on the Company’s GAAP results in addition to using Adjusted EBITDA and other non-GAAP financial measures on a supplemental basis. The Company’s definition of Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

About Vapotherm

Vapotherm, Inc. (NYSE: VAPO) is a publicly traded developer and manufacturer of advanced respiratory technology based in Exeter, New Hampshire, USA. The Company develops innovative, comfortable, non-invasive technologies for respiratory support of patients with chronic or acute breathing disorders. Over 3.6 million patients have been treated with the use of Vapotherm high velocity therapy® systems. For more information, visit www.vapotherm.com.

Vapotherm high velocity therapy is mask-free noninvasive ventilatory support and is a front-line tool for relieving respiratory distress—including hypercapnia, hypoxemia, and dyspnea. It allows for the fast, safe treatment of undifferentiated respiratory distress with one tool. The Precision Flow system’s mask-free interface delivers optimally conditioned breathing gases, making it comfortable for patients and reducing the risks and care complexities associated with mask therapies. While being treated, patients can talk, eat, drink and take oral medication.

Legal Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995, including statements about the Company’s expected net revenue, gross margin and operating expenses for fiscal year 2022, its expectations to execute on its path-to-profitability initiative, raise additional capital, convert $20 million of excess inventory into cash, increase its inventory turn rates to 4 turns/year and fund its business through 2023 and get it to Adjusted EBITDA positive in the fourth quarter of 2023. In some cases, you can identify forward-looking statements by terms such as “expect,” “continue,” “plan,” “intend,” “will,” “outlook,” “guidance,” or “typically,” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words, and the use of future dates. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement. Applicable risks and uncertainties include, but are not limited to the following: Vapotherm has incurred losses in the past and may be unable to achieve or sustain profitability in the future or achieve its 2022 financial guidance; risks associated with the move of its manufacturing operations to Mexico; Vapotherm’s ability to raise additional capital to fund its existing commercial operations, develop and commercialize new products, and expand its operations; Vapotherm’s ability to comply with its $20 million minimum cash covenant, execute on its path-to-profitability initiative, convert $20 million of excess inventory into cash, increase its inventory turn rates to 4 turns/year and fund its business through 2023 and get it to Adjusted EBITDA positive in the fourth quarter of 2023; Vapotherm’s dependence on sales generated from its Precision Flow systems, competition from multi-national corporations who have significantly greater resources than Vapotherm and are more established in the respiratory market; the ability for Precision Flow systems to gain increased market acceptance; Vapotherm’s inexperience directly marketing and selling its products; the potential loss of one or more suppliers and dependence on its new third party manufacturer; Vapotherm’s susceptibility to seasonal fluctuations; Vapotherm’s failure to comply with applicable United States and foreign regulatory requirements; the failure to obtain U.S. Food and Drug Administration or other regulatory authorization to market and sell future products or its inability to secure, maintain or enforce patent or other intellectual property protection for its products; the impact of the COVID-19 pandemic on its business, including its supply chain, and the other risks and uncertainties included under the heading “Risk Factors” in Vapotherm’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as filed with the Securities and Exchange Commission on February 24, 2022 and Vapotherm’s most recent Quarterly Report on Form 10-Q for the quarter ended September 30, 2022 as filed with the Securities and Exchange Commission on November 2, 2022, and in any subsequent filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release reflect Vapotherm’s views as of the date hereof, and Vapotherm does not assume and specifically disclaims any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.

Financial Statements:

VAPOTHERM, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	September 30, 2022	December 31, 2021
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$28,709	$57,071
Accounts receivable, net	8,136	10,909
Inventories, net	36,433	36,562
Prepaid expenses and other current assets	3,201	5,205
Total current assets	76,479	109,747
Property and equipment, net	25,694	22,157
Operating lease right-of-use assets	6,676	7,045
Restricted cash	1,109	253
Goodwill	494	15,300
Intangible assets, net	25	4,398
Deferred income tax assets	32	78
Other long-term assets	2,115	1,107
Total assets	$112,624	$160,085
Liabilities and Stockholders’ (Deficit) Equity
Current liabilities
Accounts payable	$1,507	$5,923
Contract liabilities	1,478	2,081
Accrued expenses and other current liabilities	16,707	28,559
Revolving loan facility	-	6,608
Total current liabilities	19,692	43,171
Long-term loans payable, net	96,815	39,726
Other long-term liabilities	7,018	10,521
Total liabilities	123,525	93,418
Commitments and contingencies
Stockholders’ (deficit) equity
Preferred stock ($0.001 par value) 25,000,000 shares authorized; no shares issued and outstanding as of September 30, 2022 and December 31, 2021	-	-
Common stock ($0.001 par value) 175,000,000 shares authorized as of September 30, 2022 and December 31, 2021, 26,703,043 and 26,126,253 shares issued and outstanding as of September 30, 2022 and December 31, 2021, respectively	27	26
Additional paid-in capital	458,023	443,358
Accumulated other comprehensive (loss) income	(386)	26
Accumulated deficit	(468,565)	(376,743)
Total stockholders’ (deficit) equity	(10,901)	66,667
Total liabilities and stockholders’ (deficit) equity	$112,624	$160,085

VAPOTHERM, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(unaudited)		(unaudited)
Net revenue	$13,545	$38,115	$48,138	$91,048
Cost of revenue	11,682	19,291	36,018	45,649
Gross profit	1,863	18,824	12,120	45,399
Operating expenses
Research and development	4,382	3,979	16,241	13,466
Sales and marketing	11,460	20,465	36,615	47,169
General and administrative	6,477	7,262	20,754	23,948
Impairment of goodwill	-	-	14,701	-
Impairment of long-lived and intangible assets	2,139	-	6,175	-
Loss on disposal of property and equipment	321	-	321	-
Total operating expenses	24,779	31,706	94,807	84,583
Loss from operations	(22,916)	(12,882)	(82,687)	(39,184)
Other (expense) income
Interest expense	(3,276)	(647)	(7,872)	(1,960)
Interest income	56	21	113	74
Foreign currency loss	(73)	(58)	(188)	(188)
Loss on extinguishment of debt	-	-	(1,114)	-
Other	-	-	-	18
Net loss before income taxes	$(26,209)	$(13,566)	$(91,748)	$(41,240)
(Benefit) provision for income taxes	(8)	-	74	-
Net loss	$(26,201)	$(13,566)	$(91,822)	$(41,240)
Other comprehensive loss:
Foreign currency translation adjustments	(172)	(40)	(412)	(22)
Total other comprehensive loss	(172)	(40)	(412)	(22)
Total comprehensive loss	$(26,373)	$(13,606)	$(92,234)	$(41,262)
Net loss per share basic and diluted	$(0.98)	$(0.52)	$(3.46)	$(1.59)
Weighted-average number of shares used in calculating net loss per share, basic and diluted	26,697,226	25,987,648	26,532,159	25,891,045

VAPOTHERM, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Nine Months Ended September 30,
	2022	2021
Cash flows from operating activities
Net loss	$(91,822)	$(41,240)
Adjustments to reconcile net loss to net cash used in operating activities
Stock-based compensation expense	7,625	7,197
Depreciation and amortization	4,006	4,181
Provision for bad debts	346	(110)
Provision for inventory valuation	2,655	-
Non-cash lease expense	1,670	1,304
Change in fair value of contingent consideration	(3,351)	(457)
Impairment of goodwill	14,701	-
Impairment of long-lived and intangible assets	6,175	-
Loss on disposal of property and equipment	546	126
Amortization of discount on debt	502	55
Deferred income taxes	74	12
Loss on extinguishment of debt	1,114	-
Changes in operating assets and liabilities:
Accounts receivable	2,338	2,776
Inventories	(2,651)	(4,861)
Prepaid expenses and other assets	(1,902)	(1,102)
Accounts payable	(4,295)	(854)
Contract liabilities	(562)	(658)
Accrued expenses and other current liabilities	(4,853)	(4,286)
Operating lease liabilities, current and long-term	(1,581)	(1,305)
Net cash used in operating activities	(69,265)	(39,222)
Cash flows from investing activities
Purchases of property and equipment	(8,266)	(4,814)
Net cash used in investing activities	(8,266)	(4,814)
Cash flows from financing activities
Proceeds from loans, net of discount	99,094	-
Repayment of loans	(40,000)	-
Payments of debt extinguishment costs	(817)	-
Payment of debt issuance costs	(1,567)	-
Repayments on revolving loan facility	(6,608)	(3,163)
Payment of contingent consideration	(135)	-
Proceeds from exercise of stock options	65	1,405
Proceeds from issuance of common stock under Employee Stock Purchase Plan	135	851
Net cash provided by (used in) financing activities	50,167	(907)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(142)	(5)
Net decrease in cash, cash equivalents and restricted cash	(27,506)	(44,948)
Cash, cash equivalents and restricted cash
Beginning of period	57,324	115,536
End of period	$29,818	$70,588
Supplemental disclosures of cash flow information
Interest paid during the period	$6,023	$1,862
Property and equipment purchases in accounts payable and accrued expenses	$617	$133
Issuance of common stock to satisfy contingent consideration	$5,630	$-
Issuance of common stock warrants in conjunction with long term debt	$1,196	$-
Issuance of common stock upon vesting of restricted stock units	$15	$133

Non-GAAP Financial Measures

The following tables contain a reconciliation of net loss to Adjusted EBITDA for the three months ended September 30, 2022 and 2021, respectively.

(unaudited)

	Three Months Ended September 30,
	2022	2021
	(in thousands)
Net loss	$(26,201)	$(13,566)
Interest expense, net	3,220	626
Benefit for income taxes	(8)	-
Depreciation and amortization	1,267	1,318
EBITDA	$(21,722)	$(11,622)
Foreign currency	73	58
Change in fair value of contingent consideration	(238)	(1,220)
Stock-based compensation	1,681	2,079
Impairment of long-lived and intangible assets	2,139	-
Loss on disposal of property and equipment	321	-
Adjusted EBITDA	$(17,746)	$(10,705)

The following tables contain a reconciliation of operating expenses to cash operating expenses for the three months ended September 30, 2022, June 30, 2022 and September 30, 2021, respectively.

(unaudited)

	Three Months Ended
	September 30, 2022	June 30, 2022	September 30, 2021
	(in thousands)
GAAP operating expenses	$24,779	$42,203	$31,706
Impairment of goodwill	-	(14,701)	-
Impairment of long-lived and intangible assets	(2,139)	(4,036)	-
Loss on disposal of property and equipment	(321)	-	-
Stock-based compensation	(1,488)	(2,304)	(1,898)
Termination benefits	(1,186)	(1,844)	-
Depreciation and amortization	(395)	(500)	(467)
Change in fair value of contingent consideration	238	2,925	1,220
Non-GAAP cash operating expenses	$19,488	$21,743	$30,561

Supplemental Operating Metrics

	September 30,
	2022	2021	Change
	Amount	Amount	Amount	%
HVT 2.0 and precision flow units installed base
United States	23,998	22,911	1,087	4.7%
International	12,328	11,623	705	6.1%
Total	36,326	34,534	1,792	5.2%

	Three Months Ended September 30,
	2022	2021	Change
	Amount	Amount	Amount	%
HVT 2.0 and precision flow units sold and leased
United States	123	1,891	(1,768)	(93.5)%
International	51	556	(505)	(90.8)%
Total	174	2,447	(2,273)	(92.9)%

Disposable patient circuits sold
United States	71,818	168,471	(96,653)	(57.4)%
International	20,854	31,501	(10,647)	(33.8)%
Total	92,672	199,972	(107,300)	(53.7)%

SOURCE: Vapotherm, Inc.

Investor Relations Contacts:

Mark Klausner or Mike Vallie, Westwicke, an ICR Company, ir@vtherm.com, +1 (603) 658-0011